UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2016  (April 5, 2016)

UNION PACIFIC CORPORATION

(Exact name of registrant as specified in its charter)

Utah	1-6075	13-2626465
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1400 Douglas Street, Omaha, Nebraska	68179
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (402) 544-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d) Election of Directors.

By written consent of the Board of Directors (the Board) of Union Pacific Corporation (the Company) effective as of April 5, 2016, the Board, acting upon the recommendation of the Corporate Governance and Nominating Committee, elected Jane H. Lute, age 59, to serve on the Board as a director of the Company, effective immediately.  Ms. Lute most recently served as the Chief Executive Officer of the Center for Internet Security, an international non-profit organization focused on enhancing cyber security readiness and response for the public and private sectors.  Ms. Lute served as the President and Chief Executive Officer of the Council on Cybersecurity from 2013 to 2015.  Prior to this position, Ms. Lute served as the Deputy Secretary for the U.S. Department of Homeland Security from 2009 until 2013.  From 2003 through 2009, Ms. Lute served as acting Under Secretary-General and Assistant Secretary-General of the United Nations (UN) and established the Department of Field Support, responsible for comprehensive on-the-ground support to UN peace operations worldwide.  Ms. Lute also had a distinguished career in the United States Army, including service during Operation Desert Storm.  The Company issued a press release regarding the election of Ms. Lute, which is attached hereto as Exhibit 99.1.

The Board did not appoint Ms. Lute to serve on any committees at the time of the election.  Information regarding any committee appointments will be provided in an amendment to this current report on Form 8-K.

All Company directors serve concurrently on the Board of Directors of the Company’s principal operating subsidiary, Union Pacific Railroad Company.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1Press Release of Union Pacific Corporation, dated April 5, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 5, 2016

UNION PACIFIC CORPORATION

By:	/s/ James J. Theisen, Jr.
James J. Theisen, Jr.
Associate General Counsel and Assistant Secretary

EXHIBIT INDEX

99.1Press Release of Union Pacific Corporation, dated April 5, 2016.